EXHIBIT 99.1
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                   BPI PACKAGING TECHNOLOGIES, INC.
         ANNOUNCES FORECLOSURE BY ITS PRIMARY SECURED LENDERS


NORTH DIGHTON, MASSACHUSETTS, APRIL 30, 2001 -- BPI Packaging Technologies, Inc. (the "Company") OTC BB:BPIE, reports that each of the Company's primary secured lenders gave notice of a public sale of the Company's assets pursuant to Section 5/9-504 of the Illinois Commercial Code. The sale is scheduled for Monday, May 14, 2001, at 10:00 a.m. Central Daylight Savings time at the offices of LaSalle Business Credit, Inc., 135 South LaSalle Street, Suite 400, Chicago, Illinois 60603.

The Company has experienced financial difficulties since the late 1990's and has taken steps to satisfy its obligations to creditors. Reduced staff and cost cutting resulted in improved productivity. Cash flow problems, however, continued due primarily to significant increases in raw material costs.

Due to the continuing cash flow problems, the Board of Directors determined that a sale of the business as an operating company could produce the highest value and best likelihood of satisfying the Company's obligations to creditors and stockholders. Accordingly, the Company retained Dresner Investment Services, Inc. The Company has had, and continues to have, discussions with potential purchasers.

The Company continues to service its customers and searches for a purchaser. However, in the event the May 14th sale takes place, BPI anticipates that there will be insufficient proceeds to satisfy our secured debt holders in full. In such an event, unsecured creditors will receive no payment against their claims and no equity will remain for the stockholders.

The Company converts commercially available high molecular weight, high density polyethylene resins into thin film, which is either sold directly into industrial or packaging applications or converted in-house into carryout bags of "T-shirt sack" design for supermarkets, convenience stores and other retail markets. The Company utilizes advanced, high quality extrusion, printing and bag making equipment, which was installed between 1990 and 1999.



     Statements included in this update that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to Company's future business prospects or possible business combinations or restructuring are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.